Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-168094 and 333-169476 of Oncothyreon Inc. on Form S-1, Registration Statement No. 333-149837 of Oncothyreon Inc. on Form S-3, Registration Statement Nos. 333-162640 and 333-167302 of Oncothyreon Inc. on Form S-8, and Registration Statement Nos. 333-146964 and 333-146966 of Biomira Inc. on Form S-8 of our report dated May 5, 2010, relating to the 2009 and 2008 consolidated financial statements of Oncothyreon Inc. and subsidiaries appearing in this Annual Report on Form 10-K of Oncothyreon Inc. for the year ended December 31, 2010.
/s/ Deloitte & Touche LLP
Seattle, Washington
March 14, 2011